                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            THE GYMBOREE CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    403777105
                                    ---------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [  ]      Rule 13d-1(b)
                  [X ]      Rule 13d-1(c)
                  [  ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 8 pages

1000615.1


-----------------------------------              ------------------------------
CUSIP No. 403777105                       13G      Page  2 of 8 Pages
         --------------------------                    ----- ----
-----------------------------------              ------------------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
           --------------------------------------------------------------------
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]

                                                                     (b) [ ]

---------- --------------------------------------------------------------------
---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           --------------------------------------------------------------------

           Delaware
--------------------- ----- ---------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                      ----- ---------------------------------------------------
                         6  SHARED VOTING POWER

                                    1,071,700
                      ----- ---------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                        0
                      ----- ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                    1,071,700
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,071,700
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.8%
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                                Page 2 of 8 pages

-----------------------------------              ------------------------------
CUSIP No. 403777105                       13G      Page  3 of 8 Pages
         --------------------------                    ----- ----
-----------------------------------              ------------------------------


---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]

                                                                (b) [X]

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ---------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ---------------------------------------------------
                         6  SHARED VOTING POWER

                                    1,071,700
                     ------ ---------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                        0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                    1,071,700
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,071,700
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.8%
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 3 of 8 pages

-----------------------------------              ------------------------------
CUSIP No. 403777105                       13G      Page  4 of 8 Pages
         --------------------------                    ----- ----
-----------------------------------              ------------------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]

                                                              (b) [X]

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ---------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ---------------------------------------------------
                         6  SHARED VOTING POWER

                             1,071,700
                     ------ ---------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                             0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,071,700
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,071,700
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.8%
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 4 of 8 pages

Item 1(a)     Name of Issuer:
              --------------

              The Gymboree Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              700 Airport Boulevard
              Burlingame, CA  94010-19121

Items 2(a)    Name of Person Filing:

              This statement is being filed by (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors"), (ii) S.A.C. Capital Management, LLC ("SAC Capital Management") and (iii) Steven A. Cohen.

Item 2(b)     Address of Principal Business Office:
              ------------------------------------

              (i), (ii) and (iii):
              777 Long Ridge Road
              Stamford, Connecticut 06902

Item 2(c)     Citizenship:
              -----------

              (i): Delaware
              (ii): Delaware
              (iii): United States

Item 2(d)     Title of Class of Securities:
              ----------------------------

              Common Stock, par value $.001 per share

Item 2(e)     CUSIP Number:
              ------------

              403777105

Item 3        Not Applicable

Item 4.       Ownership:
              ---------

The securities reported on herein are held by S.A.C. Capital Associates, LLC, an Anguillan limited liability company ("SAC Capital Associates"). Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Accordingly, each of SAC Capital Advisors and SAC Capital Management may be deemed to be the beneficial owner of the securities covered by this statement for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act").



                               Page 5 of 8 pages

Steven A. Cohen is (i) the President and Chief Executive Officer of SAC Capital Advisors, the Managing Member of which is a corporation wholly owned by Mr. Cohen, and (ii) the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of SAC Capital Management. Accordingly, Mr. Cohen may be deemed to be the beneficial owner of the securities covered by this statement for purposes of Rule 13d-3 under the Exchange Act. Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

Item 4(a)    Amount Beneficially Owned:
             -------------------------

             1,071,700

Item 4(b)    Percent of Class:
             ----------------

             3.8%

Item 4(c)    Number of shares as to which such person has:
             --------------------------------------------

             (i)   Sole power to vote or to direct the vote:  0

             (ii)  Shared power to vote or to direct the vote:  1,071,700

             (iii) Sole power to dispose or to direct the  disposition of:  0

             (iv)  Shared power to dispose or to direct the disposition of:
                   1,071,700

Item 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


Item 6       Ownership of More than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             SAC Capital Associates has the right to receive dividends on, and proceeds from the sale of, the shares reported on this statement as beneficially owned by SAC Capital Advisors, SAC Capital Management and Mr. Cohen.


                               Page 6 of 8 pages

Item 7       Identification and Classification of the
             ----------------------------------------
             Subsidiary Which Acquired the Security Being
             --------------------------------------------
             Reported on By the Parent Holding Company:
             -----------------------------------------

             Not Applicable

Item 8       Identification and Classification of Members
             ---------------------------------------------
             of the Group:
             ------------

             Not Applicable


Item 9       Notice of Dissolution of Group:
             ------------------------------

             Not Applicable

Item 10      Certification:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 7 of 8 page

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 12, 2002

S.A.C. CAPITAL ADVISORS, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person




                               Page 8 of 8 pages